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                                                                      EXHIBIT 11

                    THE CERPLEX GROUP, INC. AND SUBSIDIARIES

                       COMPUTATION OF PER SHARE EARNINGS
                     (In thousands, except per share data)
                                  (Unaudited)

                                                  Three months ended             Nine months ended
                                               ------------------------       -----------------------
                                                June 28,       June 29,       June 28,       June 29,
                                                  1998           1997           1998           1997
                                               ----------     ---------       --------       --------
Net loss available to common stockholder       $   (9,571)    $  (4,808)      $(25,137)      $(11,868)
                                               ==========     =========       ========       ========
ADJUSTED NUMBER OF COMMON SHARES

Weighted average shares outstanding                44,406         6,072         20,872          5,926

Incremental shares for exercise of stock
  options and warrants and common stock
  issuable                                             --           718             --            718
                                               ----------     ---------       --------       --------
Adjusted number of common shares                   44,406         6,790         20,872          6,644
                                               ==========     =========       ========       ========
Net loss per common share                      $     (.22)    $   (0.71)      $  (1.20)      $  (1.79)
                                               ==========     =========       ========       ========


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